EXHIBIT 10.18

March 21, 2003

Mehdi Maghsoodnia

Re:	Employment Offer

On behalf of Pumatech, Inc., I am pleased to offer you the position of Senior Vice President of Products and Services. This letter is intended to describe the terms of our offer of employment to you. We anticipate that your start date will be on or before April 1, 2003. You will report directly to me. This is a full-time position, and you agree to devote all of your business time and attention to the business of the Company during the term of your employment.

Your starting base salary will be $200,000 per year, payable in accordance with the normal payroll practices of the Company. In addition, you will be eligible for an annual bonus of up to $50,000 according to a plan to be developed by the Company on or before April 30, 2003. As a full-time employee, you will be eligible to participate in the Company’s medical, dental, life insurance, and long-term disability programs as of the first day of your employment. You will also be eligible to participate in Pumatech’s flexible spending account and 401(k) programs, subject to normal eligibility and enrollment restrictions, as of the first day of your employment. The Company retains the right to modify or change its benefits and compensation policies from time to time as it deems necessary.

In addition, it will be recommended to the Company’s Board of Directors that you be granted an option for 300,000 shares of common stock under the Company’s 1993 Stock Plan, as amended. Pursuant to Pumatech’s standard stock option agreement, your shares will vest over a four year period, beginning on your start date, with 25% “cliff” vesting at the end of the first year and the remainder vesting monthly during your employment until fully vested. The exercise price shall be the fair market value of the shares on the date of the option grant. As an officer of Pumatech, you will be subject to the Company’s Insider Trading Policy and other applicable securities laws. The Policy is attached to this letter for your information.

You will also receive an additional grant of 16,667 (50,000 x 4/12) shares, which is prorated on your start date of April 1, 2003, of common stock of the Company for your participation in the Pumatech, Inc. 2003 Executive Stock Incentive Program (the “Program”). Such option will vest in accordance with the terms of the Program.

If the Company terminates your employment at any time other than for “Good Reason” (as hereinafter defined), then you shall be entitled to receive as a severance six months continuation of your base salary, based upon your base salary as of the date your employment ceases, provided that you first sign a comprehensive release of claims in favor of the Company, in the form attached hereto as Exhibit A, and that release becomes effective according to its terms.

As used herein, a termination for “Good Reason” means a termination for any of the following reasons: fraud, theft, dishonesty, conviction of a felony, or willful misconduct.

Mehdi Maghsoodnia

March 21, 2003

As an employee of the Company, you will be expected to abide by the Company’s rules and regulations. We will ask you to sign and comply with a proprietary information and nondisclosure agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and nondisclosure of proprietary information. You will also be required to submit satisfactory documentation respecting your identification and right to work in the United States no later than three days after your employment begins. The easiest method of satisfying this requirement is to provide a valid state driver’s license, and either your Social Security card or a copy of your birth certificate. If you do not have these documents, please call Jackie Plant in our benefits department immediately to discuss what other document will satisfy the requirements of this law. You will be asked to submit this documentation on your first day of employment.

It is the understanding of both parties that your employment with the Company is “at will,” and for no specific period, and accordingly may be terminated by either party at any time for any reason, with or without cause. This letter and its supporting agreements (including the Proprietary Information and Inventions Agreement and Insider Trading Policy, the terms of which are incorporated by reference herein) constitutes the full and complete agreement between us regarding the terms of your employment with the Company. Any contrary or inconsistent representations which may have been made or which may be made to you are superseded by this offer. Any modifications of the terms set out herein must be in writing and signed by yourself and an authorized representative of Pumatech.

If you accept this offer, please sign this letter and the enclosed agreements, and return them to me personally, by facsimile at (408) 321.3850. This offer is contingent upon your countersignature of this letter and the accompanying documents. This offer will remain open for three days from receipt. If you have any questions, please contact me directly.

Mehdi, we look forward to having you join the Pumatech team.

Sincerely,

/s/ WOODSON M. HOBBS

Woodson M. Hobbs

President and CEO

Accepted and Agreed:

/s/ MEHDI MAGHSOODNIA	Date: March 21, 2003

Mehdi Maghsoodnia

Attachments

A) Comprehensive Release of Claims

B) Proprietary Information and Inventions Agreement

B) 2003 Executive Stock Incentive Program

Mehdi Maghsoodnia

March 21, 2003

Attachment A

Release Agreement

This Release Agreement (the “Agreement”), dated as of             , is entered into by and between Mehdi Maghsoodnia (“Maghsoodnia”) and Pumatech, Inc. (the “Company”).

Whereas, Maghsoodnia and the Company entered into that certain letter agreement re: employment offer dated March 21, 2003 (the “Employment Agreement”);

Whereas, pursuant to the Employment Agreement, Maghsoodnia is entitled to certain salary continuation payments if his employment is terminated other than for “Good Reason” (as defined in the Employment Agreement) and he first provides a comprehensive release of claims to the Company;

Whereas, Maghsoodnia and the Company desire to implement the salary continuation payments contemplated by the Employment Agreement by entering into this Agreement;

THEREFORE, for good and valid consideration the sufficiency of which Maghsoodnia and the Company hereby acknowledge, Maghsoodnia and the Company hereby agree as follows:

1.	Maghsoodnia hereby releases the Company and its shareholders, officers, directors, employees, and legal successors (collectively, the “Releasees”), from any and all claims, liabilities, demands and causes of action, whether known or unknown, which Maghsoodnia has, may have or claim to have against any of the Releasees as of the date Maghsoodnia executes this Agreement, including but not limited to all claims, liabilities, demands and causes of action which relate to or arise out of Maghsoodnia’s employment with the Company or the termination of Maghsoodnia’s employment with the Company.
2.	Maghsoodnia hereby agrees not to file any lawsuit or other action to assert such claims, which include, but are not limited to, any claims of wrongful termination, breach of contract, fraud, infliction or emotional distress or any claims of age, race, sex, disability, national origin or other discrimination or harassment under federal, state or local laws prohibiting such discrimination or harassment.
3.	Maghsoodnia has read Section 1542 of the Civil Code of the State of California, which states in its entirety:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which is known by him must have materially affected his settlement with the debtor.

Maghsoodnia hereby waives any right or benefit he has under Section 1542 or any similar law of any other jurisdiction, including New Hampshire, to the full extent that he may lawfully waive such rights with respect to his release of claims. Maghsoodnia acknowledges that he is releasing all known and unknown claims by signing this document.

4.	Maghsoodnia specifically agrees that this Agreement releases any claims he might under the Age Discrimination in Employment Act (“ADEA”), and that he specifically agrees not to file any lawsuit or other action to assert such a claim.

Mehdi Maghsoodnia

March 21, 2003

5.	Maghsoodnia has carefully read and fully understands this Agreement and the release contained herein and has not relied on any statement, written or oral, which is not set forth in this document.

6.	Maghsoodnia will be provided up to 21 days from the date this Agreement is presented to him to accept the terms of this Agreement, although he may accept it at any time within those 21 days. Maghsoodnia is advised, if he wishes, to consult with an attorney regarding this Agreement. The Company agrees that Maghsoodnia’s ADEA release of claims does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of this Agreement.

7.	Maghsoodnia may accept this Agreement by dating and signing it and returning it to the attention of the Chief Executive Officer at Pumatech. Once Maghsoodnia does so, he will still have an additional 7 days in which to revoke his acceptance by sending to Pumatech, to the attention of the Chief Executive Officer, via fax at , and also by first class mail, a written statement of revocation. If Maghsoodnia does not revoke, the eighth day after the date of his acceptance will be the “Effective Date” of this Agreement.

Date: 3/21/2003	/s/ MEHDI MAGHSOODNIA

Mehdi Maghsoodnia

Date: 3/21/2003	/s/ WOODSON M. HOBBS

PUMATECH, INC.